Exhibit (a)(1)(A)

VERASTEM, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS FOR

NEW OPTIONS

February 8, 2024

VERASTEM, INC.

Offer to Exchange Certain Outstanding Options
for New Options
This offer and withdrawal rights will expire at 11:59 p.m., Eastern Time, on March 8, 2024, unless we extend the expiration date.

Verastem, Inc., a Delaware corporation (“Verastem,” the “Company,” “we,” “us,” or “our”) is offering each Eligible Holder (as defined below) the opportunity to exchange outstanding Eligible Options (as defined below) for an equal number of new options to purchase shares of our common stock (“New Options”), on the terms and under the conditions set forth in this Offer to Exchange Certain Outstanding Options for New Options (the “Offering Memorandum”). In this Offering Memorandum, we refer to this offering as the “Offer” and we refer to the exchange of Eligible Options for New Options in accordance with the terms of the Offer as the “Option Exchange Program.”

This Offer provides Eligible Holders the opportunity to cancel and exchange all or none of their Eligible Options for the grant of the same number of New Options. The New Options will have an exercise price equal to the fair market value (within the meaning of the Company’s Amended and Restated 2021 Equity Incentive Plan (referred to as the “2021 Plan”)) of our common stock on the Grant Date (as defined below). The Company’s stockholders approved the implementation of this one-time Offer at its Special Meeting of Stockholders held on January 17, 2024.

If you participate in the Option Exchange Program, the number of New Options granted to you will equal the number of Eligible Options that you elect to exchange at an exchange ratio of 1:1, or one Eligible Option for one New Option. We will grant New Options in exchange for tendered Eligible Options promptly following the closing of the exchange period. This date is referred to as the “Grant Date.” If the expiration date of the Offer is extended, as described in this Offering Memorandum, the Grant Date will also be delayed. The New Options will be granted pursuant to the 2021 Plan.

None of the New Options will be vested as of the Grant Date. The vesting of the New Options is generally subject to your continued employment or service with us or our subsidiaries through the applicable vesting date (as well as the achievement of existing performance criteria, for performance-based Eligible Options exchanged for New Options), as detailed in Section 9 of this Offering Memorandum.

Our common stock is traded on The Nasdaq Capital Market (“Nasdaq”) under the symbol “VSTM.” On February 7, 2024, the closing price of our common stock was $13.45 per share. You should evaluate the risks related to our business, our common stock and the Offer, and review current market quotes for our common stock, among other factors, before deciding to participate in the Option Exchange Program.

See “Risks of Participating in the Option Exchange Program” beginning on page 15 for a discussion of risks that you should consider before participating in the Option Exchange Program.

IMPORTANT

If you choose to participate in the Offer, you must properly complete, sign and deliver the election form so that we receive it before 11:59 p.m., Eastern Time, on March 8, 2024 (or such later date as may apply if the Offer is extended) by email (by PDF or similar imaged document file) delivered to: StockOptionExchange@verastem.com

For subsequent withdrawals and elections, please deliver the properly completed and signed election form (or Notice of Withdrawal of election form) so that we receive it before 11:59 p.m., Eastern Time, on March 8, 2024 (or such later date as may apply if the Offer is extended), by email (by PDF or similar imaged document file) delivered to: StockOptionExchange@verastem.com

You are responsible for making sure that the election form is delivered as indicated above. You must allow for sufficient time to complete, sign and deliver your election form to ensure that we receive your election form before the expiration date. We intend to confirm the receipt of your election form by email within two business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have timely received your election form.

You do not need to return your stock option agreement(s) for your Eligible Options to be cancelled and exchanged in the Offer because they will be automatically cancelled effective as of the expiration date if we accept your Eligible Options for exchange.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or non-U.S. securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offering Memorandum. Any representation to the contrary is a criminal offense.

You should direct questions about the Option Exchange Program and requests for additional copies of this Offering Memorandum and the other Offer documents to:

Daniel Calkins
Email: dcalkins@verastem.com

Phone: (781) 469-1694

Offering Memorandum dated February 8, 2024

You should rely only on the information contained in this Offering Memorandum or documents to which we have referred in this Offering Memorandum. We have not authorized anyone to provide you with different information. We are not making an offer to exchange options for new stock options in any jurisdiction in which the Offer is not permitted. You should not assume that the information provided in this Offering Memorandum is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of the Offer. This Offering Memorandum summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Option Exchange Program. You should carefully read this entire Offering Memorandum, and the accompanying launch email, dated February 8, 2024, announcing the Offer, together with its associated instructions. The Offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offering Memorandum and the other Offer documents. We have included in this summary references to other sections in this Offering Memorandum to help you find more complete information with respect to these topics.

Q1.	What is the Option Exchange Program?

A1.	As a result of our stock price decline over the last several years, a substantial number of our employees and non-employee directors who hold outstanding stock options are holding options that are considerably “underwater” (meaning the exercise prices of the stock options are higher than the current market price of our common stock). The Option Exchange Program is a one-time voluntary opportunity for Eligible Holders to surrender certain outstanding underwater stock options in exchange for the same number of new stock options.

The following are some terms that are frequently used in this Offering Memorandum:

“2012 Plan” refers to the Company’s Amended and Restated 2012 Incentive Plan.

“2021 Plan” refers to the Company’s Amended and Restated 2021 Equity Incentive Plan.

“Board” refers to the Board of Directors of the Company.

“cancellation date” refers to the date on which the Tendered Options will be cancelled. This cancellation of Tendered Options will occur after the Offer expires. We expect that the cancellation date will be March 11, 2024. If the expiration date of the Offer is extended, then the cancellation date will also be delayed.

“common stock” refers to the common stock, par value $0.0001 per share, of Verastem, Inc.

“Eligible Holder” refers to our employees, including our executive officers, and non-employee directors, who, as of the Grant Date, are employees or non-employee directors of the Company and hold outstanding Eligible Options.

“Eligible Option grant” refers to all of the Eligible Options granted by the Company to an individual that are part of the same grant and subject to the same stock option agreement.

“Eligible Option” refers to an outstanding vested or unvested stock option that, as of February 8, 2024 had an exercise price equal to or greater than $15.00 per share, that vests based on continued service with the Company or based on the achievement of performance milestones (other than stock price hurdles) and that was granted under the 2012 Plan, the 2021 Plan or the Inducement Program; provided that any stock options non-employee directors hold as a result of their prior service to the Company (whether as an employee, executive officer or otherwise) are not Eligible Options. For such non-employee directors, Eligible Options only include those stock options that were granted in respect of their service on the Board.

“exchange period” refers to the period from the start of the Offer to the expiration date. This period will commence on February 8, 2024, and we expect it to end at 11:59 p.m., Eastern Time, on March 8, 2024.

“expiration date” refers to the time and date that the Offer expires. We expect that the expiration date will be March 8, 2024, at 11:59 p.m., Eastern Time. We may extend the Offer at our sole discretion. If we extend the Offer, the term “expiration date” will refer to the time and date at which the extended Offer expires.

“Grant Date” refers to the date when New Options will be granted pursuant to the Option Exchange Program. New Options will be granted promptly following the closing of the exchange period. If the expiration date of the Offer is extended, then the Grant Date will also be delayed.

“Inducement Program” refers to the Company’s Inducement Award Program, under which the Company grants inducement awards to certain newly hired employees in accordance with Nasdaq Listing Rule 5635(c)(4).

“New Options” refers to the options to purchase shares of common stock to be issued under the 2021 Plan being offered in this Offer.

“Option Exchange Program” refers to the exchange of Eligible Options for New Options in accordance with the terms of the Offer.

“Offer” refers to this Offer to Exchange Certain Outstanding Options for New Options.

“options” refers to options to purchase shares of common stock.

“Stock Plans” refers to the 2012 Plan, the 2021 Plan and the Inducement Program.

“Tendered Options” refers to options to purchase shares of common stock that are exchanged pursuant to the Option Exchange Program.

Q2.	What is a stock option?

A2.	A stock option is a right to buy a share of common stock at a set price (known as the exercise price) within a specified period of time. The right to buy the share may continue in the future, but the purchase price is fixed when the stock option is granted.

Q3.	Who is eligible to participate in the Option Exchange Program?

A3.	Eligible Holders are eligible to receive New Options pursuant to the Option Exchange Program. The Option Exchange Program will not be open to any former employees or non-employee directors or to consultants. We estimate that approximately 44 employees, including all of our executive officers, and six non-employee directors are eligible to participate in the Option Exchange Program. While our non-employee directors are eligible to participate in the Option Exchange Program, their eligibility extends only to stock options received as a result of their service as a member of the Board. Any stock options non-employee directors hold as a result of their prior service to the Company (whether as an employee, executive officer or otherwise) are not Eligible Options and will therefore be excluded from the Option Exchange.

Q4.	Which stock options are eligible for exchange under the Option Exchange Program?

A4.	Eligible Options include the outstanding vested or unvested options to purchase shares of our common stock granted under the 2012 Plan, the 2021 Plan or the Inducement Program that, as of February 8, 2024 had an exercise price equal to or greater than $15.00 per share and that vest based on continued service with the Company or based on the achievement of performance milestones (other than stock price hurdles). As of February 8, 2024, Eligible Holders held outstanding options to purchase 2,201,685 shares of common stock with a weighted-average exercise price of $18.46 per share, of which 45% were underwater, meaning the exercise price of the option exceeded $13.45 (the closing price of a share of our common stock on February 7, 2024). Of the stock options held by Eligible Holders, outstanding options to purchase 616,192 shares of common stock had an exercise price equal to or greater than $15.00 per share and otherwise met the criteria to be considered Eligible Options for purposes of the Option Exchange Program. As of February 8, 2024, the weighted-average exercise price and weighted-average remaining life of the Eligible Options was $30.65 and 5.8 years, respectively.

The following table sets forth the number of Eligible Options held by our named executive officers, our non-employee directors that previously served as executive officers, our other non-employee directors as a group, certain employees holding more than 5% of the total Eligible Options, and our other employees as a group.

Eligible Stock Options
Name	Unvested Eligible Options	Vested Eligible Options	Total
Daniel Paterson(1)	23,843	144,137	167,980
Daniel Calkins	1,175	5,413	6,588
Brian Stuglik(2)	-	11,865	11,865
Robert Gagnon(3)	-	-	-
Other Non-Employee Directors as a Group(4)	-	48,603	48,603
Jon Pachter(1)(5)	16,109	71,992	88,101
Cathy Carew(5)	14,713	75,407	90,120
Other Employees as a Group	59,258	143,677	202,935
TOTAL	115,098	501,094	616,192

(1)	Excludes certain options to purchase shares of common stock with performance-vesting conditions held by Mr. Paterson and Mr. Pachter that vest based on the achievement of pre-determined stock price hurdles, which are not Eligible Options for the purposes of the Option Exchange. Mr. Paterson and Mr. Pachter hold 6,250 and 4,166 such market-based stock options, respectively, which were issued on January 3, 2019.
(2)	Mr. Stuglik was formerly the Company’s Chief Executive Officer until July 2023. Mr. Stuglik remains a member of the Board. Excludes stock options held by Mr. Stuglik as a result of his prior service as an executive of the Company, including 170,691 stock options with an exercise price equal to or greater than $15.00 per share, as such stock options are not Eligible Options and, as such, would not be eligible to be exchanged pursuant to the Option Exchange.
(3)	Mr. Gagnon was formerly the Company’s Chief Business and Financial Officer until October 2022. Mr. Gagnon is currently a member of the Board. Excludes 121,269 stock options with an exercise price equal to or greater than $15.00 per share held by Mr. Gagnon as a result of his prior service as an executive of the Company, as such stock options are not Eligible Options and, as such, would not be eligible to be exchanged pursuant to the Option Exchange.
(4)	Non-employee directors may only exchange stock options granted in respect of their service as members of the Board. Options granted in respect of other employment with, or other service to, us are not eligible to be exchanged in the Option Exchange. This total excludes stock options held by Brian Stuglik and Robert Gagnon.
(5)	Employees holding greater than 5% of the 616,192 total Eligible Options as of February 8, 2024.

Q5.	Can the Option Exchange Program be extended, and if so, how will I be notified if the Option Exchange Program is extended?

A5.	We may, in our sole discretion, extend the Option Exchange Program at any time, but we do not currently expect to do so. If we extend the Option Exchange Program, we will issue a press release or other public announcement disclosing the extension no later than 11:59 p.m., Eastern Time, on the business day following the scheduled expiration date.

Q6.	How many shares will the New Options I receive be exercisable for?

A6.	The Option Exchange Program is a one-for-one exchange. Thus, each Eligible Option will be replaced by a New Option covering the same number of shares, but with a new exercise price, term, and vesting schedule (except that the performance criteria with respect to performance-vesting options will not change). The overall number of stock options outstanding will remain the same. The new stock options will have an exercise price equal to the fair market value (within the meaning of the 2021 Plan) of our common stock on the Grant Date.

Q7.	Can you provide an example of how the exchange ratios would work?

A7.	Based on the exchange ratio of 1:1, if you hold Eligible Options to purchase 1,000 shares of our common stock and you timely elected to participate in the Option Exchange Program, you would receive New Options to purchase 1,000 shares of our common stock pursuant to the Option Exchange Program.

Q8.	What would the new exercise price be?

A8.	The New Options will have an exercise price equal to the closing price of our common stock as reported on Nasdaq on the Grant Date. Each New Option will represent your right to purchase one share for every share covered by the Eligible Options that you agree to exchange.

Q9.	My Eligible Options are already vested. Would my New Options be fully vested?

A9.	No. None of the New Options issued under the Option Exchange Program will be vested on the Grant Date. See Question and Answer 10 below for further detail regarding the applicable vesting schedules of New Options.

Q10.	What would the vesting schedule be for the New Options?

A10.	New Options issued in exchange for currently exercisable options will vest in two equal annual installments over a two-year period from the Grant Date, generally subject to the participant’s continued employment or service with us through the applicable vesting date. New Options issued in exchange for unvested time-based options will vest as to 25% of the shares underlying the option beginning one-year following the Grant Date, with the remaining shares vesting in equal quarterly installments over the next three years, generally subject to the participant’s continued employment or service with us through the applicable vesting date. New Options issued in exchange for unvested performance-based options will vest on the later of achievement of the existing performance criteria (i.e., the performance criteria applicable to the stock options will not change) or the first anniversary of the Grant Date, generally subject to the participant’s continued employment or service with us through the applicable vesting date.

Q11.	Will the terms and conditions of the New Options be the same as the exchanged Eligible Options?

A11.	No. The terms and conditions of your New Options, including the exercise price, vesting schedule, term and the potential tax treatment of your New Options, will be different than your Tendered Options. The New Options will be granted under and subject to the terms and conditions of the 2021 Plan and a new option agreement between you and Verastem. The 2021 Plan and current form of option agreement for stock option awards granted under the 2021 Plan are incorporated by reference as exhibits to the Tender Offer Statement on Schedule TO with which this Offer to Exchange has been filed with the SEC (the “Schedule TO”) and are available on the SEC website at www.sec.gov. Please see Section 9 of “The Offer” below for a fuller discussion of these differences. In addition, to the extent (i) permissible and available for grant under the 2021 Plan and (ii) allowable under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), each New Option will be granted as an incentive stock option (“ISO”) for U.S. federal income tax purposes, and any remaining portion will be treated as a nonqualified stock option (“NSO”).

Q12.	If I elect to participate, when would I receive my New Options?

A12.	We will grant the New Options on the Grant Date, which we currently expect to be March 11, 2024. If the expiration date is delayed, the Grant Date will also be delayed. If you are granted New Options, we will provide you with your new option agreement under the 2021 Plan shortly after the Grant Date

Q13.	Do I have to participate in the Option Exchange Program?

A13.	Participation in the Option Exchange Program is completely voluntary. If you chose not to participate, you would keep all your current outstanding stock options, including your Eligible Options. You do not need to do anything if you choose to not participate in the Option Exchange Program.

See Question and Answer 32 below for further detail on the potential implications of not participating in the Option Exchange Program for any Eligible Options currently treated as ISOs.

Q14.	How do I tender my Eligible Options for exchange?

A14.

If you are an Eligible Holder, you may tender your Eligible Options for exchange at any time before the expiration date, i.e., 11:59 p.m., Eastern Time, on March 8, 2024 (or such later date as may apply if the Offer is extended).

To validly tender your Eligible Options, you must deliver a properly completed and signed election form, and any other documents required by the election form, by email (by PDF or similar imaged document file) to StockOptionExchange@verastem.com.

You do not need to return your stock option agreements relating to any Tendered Options as they will be automatically cancelled effective as of the Grant Date if we accept your Eligible Options for exchange. We will separately provide to you the grant documents relating to your New Options for your acceptance following the Grant Date.

Your Eligible Options will not be considered tendered until we receive your properly completed and signed election form. We must receive your properly completed and signed election form before 11:59 p.m., Eastern Time, on March 8, 2024 (or such later date as may apply if the Offer is extended). If you miss this deadline, you will not be permitted to participate in the Exchange Offer.

We will accept delivery of the signed election form only by email (by PDF or similar imaged document file). You are responsible for making sure that the election form is delivered to the email address indicated above. You must allow for sufficient time to complete and deliver your election form to ensure that we receive your election form before the expiration date.

We intend to confirm the receipt of your election form by email within two business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have timely received your election form.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Exchange Offer, we expect to accept all properly tendered Eligible Options on March 11, 2024, following the expiration date.

See Section 4, “Procedures for electing to exchange options” for more information.

Q15.	If I choose to participate in the Option Exchange Program, do I have to exchange all of my Eligible Options?

A15.	Yes. Under the Option Exchange Program, you may choose to participate in the program for all of your Eligible Options or none, and may not choose to exchange portions of Eligible Option grants or some Eligible Option grants and not others.

Q16.	If I choose to participate in the Option Exchange Program, can I partially exchange an option grant?

A16.	We are not accepting partial tenders of Eligible Options. However, you may elect to exchange the remaining portion of any Eligible Option that you previously partially exercised. Accordingly, you must elect to exchange all of the unexercised shares subject to your Eligible Options.

Q17.	Can I exchange shares of common stock that I acquired upon exercise of my existing stock options?

A17.	No. The Option Exchange Program only applies to outstanding stock options that are eligible under the Option Exchange Program (i.e., Eligible Options). You would not be able to exchange shares of common stock that you own outright.

Q18.	Will I be required to give up all my rights under the exchanged stock options?

A18.	Yes. On the expiration date of the Option Exchange Program, the Eligible Options you surrender in exchange for New Options will be cancelled and you will no longer have any rights under those surrendered stock options.

Q19.	During what period of time may I withdraw options that I previously elected to exchange?

A19.	You may withdraw any Eligible Options that you previously elected to exchange at any time before the Option Exchange Program expires. If we extend the Option Exchange Program, you may withdraw any stock options that you previously elected to exchange at any time before the extended expiration of the Offer.

Q20.	What if I elect to participate and then leave Verastem before the Option Exchange Program ends?

A20.	If you elect to participate in the Option Exchange Program and your employment or service ends for any reason before you receive the New Options, your exchange election will be cancelled and you will not receive the New Options. If this occurs, no changes would be made to the terms of your current stock options and such stock options would be treated as if you had declined to participate in the Option Exchange Program.

Q21.	What if I elect to participate and leave Verastem after the New Options are granted?

A21.	If you elect to participate in the Option Exchange Program and your employment or service with Verastem ends for any reason after you receive the New Options, your exchange election will have been processed and your New Options will have the new terms and conditions that apply to such options as described herein. If you leave Verastem prior to the New Options vesting, the unvested portion of the New Options will generally be forfeited.

Q22.	Will I owe taxes if I participate in the Option Exchange Program?

A22.	Neither the acceptance of your Eligible Options for exchange nor the grant of any New Options will be a taxable event for U.S. federal income tax purposes.

You should consult with your tax advisor to determine the personal tax consequences of participating in the Exchange Offer Program. If you are an Eligible Holder who is subject to the tax laws of a country other than the United States or of more than one country, you should be aware that there may be additional or different tax consequences that may apply to you. We advise all Eligible Holders who may consider tendering their Eligible Options for exchange to consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

You should refer to Section 14 of this Offering Memorandum for more information regarding the tax aspects of the Exchange Offer.

Q23.	Does Verastem recommend that Eligible Holders participate in the Option Exchange Program?

A23.	Verastem is not making any recommendation as to whether or not an Eligible Holder should participate in the Option Exchange Program.

The program does carry risk (see “Risks of Participating in the Option Exchange Program” beginning on page 15 for information regarding some of these risks), and there are no guarantees regarding whether you ultimately would receive greater value from your Eligible Options or from the New Options you will receive in exchange. You must make your own decision as to whether or not to participate in the Option Exchange Program. For questions regarding personal tax implications or other investment-related questions, you should talk to your personal legal counsel, accountant, and/or financial advisor. (See Section 3, “Purposes of the Offer” below).

Q24.	How should I decide if I should exchange my Eligible Options?

A24.	We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Offering Memorandum below, including the information in Section 3, “Purposes of the Offer,” Section 8, “Price range of shares underlying the options,” Section 10, “Information concerning the Company,” Section 11, “Interests of directors and executive officers; transactions and arrangements concerning the options,” Section 14, “Material income tax consequences,” and Section 17, “Additional Information” of this Offering Memorandum. You should seek further advice from your legal counsel, accountant and financial advisor. Participation in the Option Exchange Program is entirely your decision and should be made based on your personal circumstances. No one from Verastem is, or will be, authorized to provide you with legal, tax, financial or other advice or recommendations regarding whether you should participate in the Option Exchange Program.

You should carefully consider the potential tax consequences of your exchange of Eligible Options for New Options. Please also review “Tax-Related Risks” and other risk factors that begin on page 16.

Q25.	Why is the Company making the Offer?

A25.

We have designed the Option Exchange Program to restore equity value, increase retention and motivation in a competitive labor market, provide non-cash compensation incentives and align our employee and stockholder interests for long-term value creation. Underwater stock option awards are of limited benefit in motivating and retaining our key talent. Through the Option Exchange Program, we believe that we will be able to enhance long-term stockholder value by increasing our ability to retain experienced and talented employees, executives, and non-employee directors and by aligning the interests of these individuals more fully with the interests of our stockholders. Previously, we submitted for stockholder approval to implement a one-time stock Option Exchange Program, as described in our definitive proxy statement on Schedule 14A, filed with the SEC on December 19, 2023. The Company’s stockholders approved the implementation of this one-time Offer at its Special Meeting of Stockholders held on January 17, 2024.

Verastem has historically used stock options to incentivize and retain employees. Option grants serve as a powerful retentive tool based on stock price appreciation. In the last several years we have experienced a significant decline in our stock price causing the vast majority of our outstanding options to have exercise prices that exceed the recent trading prices of our common stock. Since 2019, the closing price of our common stock has fallen from a high of $58.20 per share in June 2021 to a low of $3.54 per share in October 2022. As of December 31, 2023, approximately 51% of outstanding stock options held by Eligible Holders were underwater and 44% have an exercise price of $15.00 per share or higher. This significant decline in the price of our common stock has a meaningful impact on the total compensation actually earned by our employees and non-employee directors. This impact on total compensation negatively affects our ability to retain and motivate our employees, whom we rely on to achieve our business plans and strategic objectives. Similarly, this impact on compensation negatively impacts our ability to retain and appropriately compensate our non-employee directors.

(See Section 3, “Purposes of the Offer,” below).

Q26.	Are there circumstances under which I would not be granted New Options?

A26.

Yes. If, for any reason, you no longer are an employee or non-executive director of the Company or its subsidiaries on the Grant Date, you will not receive any New Options. Instead, you will keep your current Eligible Options and those options will be exercisable and expire in accordance with their original terms. Except as provided by applicable law and/or any employment or other service agreement between you and the Company or its subsidiaries, your employment or other service with the Company or its subsidiaries will remain “at-will” regardless of your participation in the Option Exchange Program and can be terminated by you or Verastem (or entity with which you engage to provide services) at any time with or without cause or notice. (See Section 1, “Eligibility,” below).

You may also expressly reject this Offer by completing the election form accordingly and submitting to us prior to the expiration date, currently expected to be 11:59 p.m., Eastern Time, on March 8, 2024. Similarly, you may subsequently withdraw a prior election, or submit a subsequent new election form rejecting the Offer by delivering the properly completed and signed election form (or Notice of Withdrawal of election form) so that we receive it before 11:59 p.m., Eastern Time, on March 8, 2024 (or such later date as may apply if the Offer is extended), by email (by PDF or similar imaged document file) delivered to: StockOptionExchange@verastem.com

Moreover, even if we accept your Eligible Options, we will not grant New Options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting New Options as a result of changes in SEC or Nasdaq rules. We do not anticipate any such prohibitions at this time.

Q27.	Do I have to pay for my New Options?

A27.	No. You do not have to make any cash payment to us to receive your New Options, but, similar to the exercise process of the Eligible Options, in order to exercise your New Options and purchase any shares of common stock subject to your New Options, you will be required to pay the exercise price of your New Options. Additionally, to the extent that we have a tax withholding obligation with respect to exercise of the New Options, the tax withholding obligations will be satisfied in the manner specified in the 2021 Plan and the option agreement thereunder that will govern the terms of your New Options. (See Section 9, “Source and amount of consideration; terms of New Options,” below).

Q28.	When will my Tendered Options be cancelled?

A28.	Your Tendered Options will be cancelled following the expiration of the Offer on the next U.S. calendar day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be March 11, 2024, unless the exchange period is extended. (See Section 6, “Acceptance of options for exchange and issuance of New Options,” below).

Q29.	Once my Tendered Options are cancelled pursuant to the Option Exchange Program, is there anything I must do to receive the New Options?

A29.	Once your election has been accepted and your Tendered Options have been surrendered and cancelled pursuant to the terms of the Offer, and upon the grant of any New Options to you in the Offer, you will need to follow the same electronic procedures that ordinarily apply to any Verastem option granted in the normal course. We expect that the Grant Date will be March 11, 2024 (subject to any extension to the expiration date of the Offer). In order to vest in the shares of our common stock underlying the New Options. you will generally need to remain an employee or service provider of Verastem or its subsidiaries through the applicable vesting date, as described in Question and Answer 10. (See Section 1, “Eligibility,” below).

Q30.	Do I need to exercise my New Options in order to receive shares of common stock?

A30.	Yes. As with your Eligible Options, you will need to exercise the vested portion of your New Options and pay the purchase price to receive shares of common stock. (See Section 9, “Source and amount of consideration; terms of New Options,” below).

Q31.	Will I be required to give up all of my rights under the cancelled options?

A31.	Yes. Once we have accepted your Tendered Options, your Tendered Options will be cancelled and you will no longer have any rights under those options. We intend to cancel all Tendered Options following the expiration of the Offer on the next U.S. calendar day following the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be March 11, 2024 (subject to any extension to the expiration date of the Offer). (See Section 6, “Acceptance of options for exchange and issuance of New Options,” below).

Q32.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A32.

If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or cancelled or they expire by their existing terms, (b) retain their current exercise price, (c) retain their current vesting schedule, and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant. (See Section 6, “Acceptance of options for exchange and issuance of New Options,” below).

However, if: (x) any of your Eligible Options are currently treated as ISOs, and (y) we extend the Exchange Offer Program beyond the original expiration date of March 8, 2024, then your Eligible Options may cease to be treated as ISOs as of the original expiration date on March 8, 2024, unless you reject this Offer by the original expiration date on March 8, 2024.

If the fair market value of our common stock as of the expiration date is less than the exercise price currently in effect for your Eligible Options, the Board can take action to “retest” your Eligible Options to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your holding period under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the expiration date.

Therefore, if you do not plan to tender your Eligible Options in the Exchange Offer Program and you wish to avoid the possible impact on the ISO status of your Eligible Options that would result if we extend the Offer beyond the original expiration date on March 8, 2024, you must reject this Offer by completing and submitting the election form before 11:59 p.m., Eastern Time, on March 8, 2024.

We will not accept for exchange any options that are tendered that do not qualify as Eligible Options. If you tender an option that is not accepted for exchange, we will send you a separate email following the expiration date notifying you that your tendered option was not accepted for exchange.

Q33.	How does the Company determine whether an Eligible Option has been properly tendered?

A33.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly Tendered Options that are not validly withdrawn, subject to the terms of the Offer. No tender of Eligible Options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. (See Section 4, “Procedures for electing to exchange options,” below).

Q34.	What if the Company is acquired by another company?

A34.	Although we currently are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the Offer, you may choose to withdraw any Eligible Options that you tendered for exchange and such options will be treated in accordance with the Stock Plan under which they were granted, together with the applicable stock option agreement. Further, if the Company is acquired prior to the expiration of the Offer, we reserve the right to withdraw the Offer, in which case your Eligible Options and your rights under them will remain intact and exercisable for the time period set forth in your stock option agreement and you will receive no New Options in exchange for them. If the Company is acquired prior to the expiration of the Offer but does not withdraw the Offer, before the expiration of the Offer, we (or the successor entity) will notify you of any material changes to the terms of the Offer or the New Options, including any adjustments to the number of shares that will be subject to the New Options. Under such circumstances, we would expect that the type of security and the number of shares covered by your New Options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, if made, you may receive stock options covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the New Options if no acquisition had occurred.

If, after the Offer, we subsequently are acquired by or merge with another company, your Tendered Options might have been worth more than the New Options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the Option Exchange Program may receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in the Option Exchange Program and retained their Eligible Options.

Further, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees and/or non-employee directors of the Company or its subsidiaries before the completion of the Option Exchange Program. Termination of your employment or other service for this or any other reason before the Grant Date means that the tender of your Eligible Options will not be accepted, you will keep your Tendered Options in accordance with their original terms, and you will not receive any New Options or other benefit for your Tendered Options.

If we are acquired after your tendered Eligible Options have been accepted, cancelled, and exchanged for New Options, your New Options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the 2021 Plan and your stock option agreement. (See Section 9, “Source and amount of consideration; terms of New Options,” below).

Q35.	Will I receive a new option agreement if I choose to participate in the Offer?

A35.	Yes. All New Options will be granted under, and subject to, the terms and conditions of the 2021 Plan and a new option agreement between you and Verastem under the 2021 Plan. (See Section 9, “Source and amount of consideration; terms of New Options,” below).

Q36.	Are there any conditions to the Offer?

A36.	Yes. The completion of the Offer is subject to a number of customary conditions that are described in Section 7 of this Offering Memorandum. If any of these conditions is not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our discretion. (See Section 2, “Number of New Options; expiration date,” and Section 7, “Conditions of the Offer,” below).

Q37.	May I change my mind about whether I want to exchange my Eligible Options?

A37.	Yes, but only before the Offer expires. You may change your mind after you have submitted an election form at any time before the expiration date by completing and submitting a new election form via email. If we extend the expiration date, you may change your election at any time until the extended Offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive by the expiration date. Please be sure that any completed and new election form you submit is clearly dated after your last-submitted election form. (See Section 4, “Procedures for electing to exchange options,” and Section 5, “Withdrawal rights and change of election,” below).

Q38.	How do I change my election with respect to my Eligible Options?

A38.	To change an election you previously made with respect to your Eligible Options, you must deliver a valid new election form indicating that you accept or reject the Offer with respect to all of your Eligible Options, by completing the election process outlined below by the expiration date, currently expected to be 11:59 p.m., Eastern Time, on March 8, 2024.

Your delivery of all documents, including election forms, is at your own risk. Only election forms that are complete and actually received by the deadline via email will be accepted. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. Election forms submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your election form by email within two business days after receiving your election form. See Section 5, “Withdrawal rights and change of election,” below.

Q39.	What if I withdraw my election and then decide that I do want to participate in the Option Exchange Program?

A39.	If you have withdrawn your election to participate and then again decide to participate in the Option Exchange Program, you may reelect to participate by submitting a new, properly completed election form via email before the expiration date, that is signed (electronically or otherwise) and dated after the date of your previously submitted election form. (See Section 5, “Withdrawal rights and change of election,” below).

Q40.	Will my decision to participate in the Option Exchange Program have an impact on my ability to receive options or other equity awards in the future?

A40.

No. Your election to participate or not to participate in the Option Exchange Program will not have any effect on our making future grants of options, other equity awards, or any other rights to you or anyone else. (See Section 1, “Eligibility,” below).

Q41.	Whom can I contact if I have questions about the Option Exchange Program, or if I need additional copies of the Offer documents?

A41.	You should direct questions about the Option Exchange Program and requests for printed copies of this Offering Memorandum and the other Offer documents to:

Daniel Calkins
Email: dcalkins@verastem.com

Phone: (781) 469-1694

(See Section 10, “Information concerning the Company,” below).

RISKS OF PARTICIPATING IN THE OPTION EXCHANGE PROGRAM

Participating in the Option Exchange Program involves a number of risks and uncertainties, including those described below. This list and the risk factors described at “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus and in any subsequent Quarterly Report on Form 10-Q, highlight some of the material risks of participating in this Option Exchange Program. You should consider these risks carefully and are encouraged to speak with an investment and tax advisor as necessary before deciding whether to participate in the Offer. In addition, we strongly urge you to read the sections in this Offering Memorandum discussing the tax consequences of participating in the Option Exchange Program, as well as the rest of this Offering Memorandum for a more in-depth discussion of the risks that may apply to you.

This Offering Memorandum and our SEC reports referred herein include “forward-looking statements” including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations. Generally, the words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “could,” “would,” ”should,” “project,” “plan,” “intend,” “expect,” “forecast,” “target,” the plural of such terms, the negatives of such terms, and other comparable terminology and similar expressions identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described under the section of this Offering Memorandum entitled “Risks of Participating in the Option Exchange Program,”, those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 14, 2023 and in any subsequent Quarterly Report on Form 10-Q.

As a result of these and other factors, we may not achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements, which speak only as of the date hereof. We do not assume, and specifically disclaim, any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT AND QUARTERLY REPORTS BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

Risks that are Specific to the Offer

Economic Risks

If, after the Option Exchange Program, we subsequently are acquired by or merge with another company, your cancelled options might have been worth more than the New Options that you receive in exchange for them.

Although we currently are not anticipating a merger or acquisition, a transaction involving us could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the Option Exchange Program might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition than they would have received had they not participated. This could result in a greater financial benefit for those option holders who did not participate in the Option Exchange Program and instead had retained their original options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment or other service with us or our subsidiaries terminates before part or all of your New Options vest, you will not receive any value from the forfeited portion of your New Options.

Your New Options will be unvested on the Grant Date.

The New Options will vest according to the vesting schedule described in this Offering Memorandum (See Section 9, “Source and amount of consideration; terms of New Options,” below). None of the New Options will be vested on the Grant Date, even if your Tendered Options are fully or partially vested. If you do not remain in your employment or service relationship with the Company or its subsidiaries through the date your New Options vest, you will generally not be able to purchase the shares of common stock subject to those New Options. Instead, any unvested portion of your New Options will expire immediately upon your termination. As a result, you may not receive any value from your New Options.

Tax-Related Risks

You may incur additional taxes in connection with the exercise of the New Options for U.S. tax purposes.

For more detailed information regarding the tax treatment of stock options, including ISOs and NSOs, see Section 14, “Material income tax consequences.”

If you are a tax resident of multiple countries, there may be tax and social security/insurance consequences of more than one country that apply to you.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security/insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Risks Relating to Our Business and Our Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, our subsequent quarterly reports on Form 10-Q and the information provided in this Offering Memorandum and the other materials that we have filed with the SEC, before making a decision on whether to surrender your Eligible Options for exchange. You may access these filings electronically at the SEC’s website at www.sec.gov. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17, “Additional information,” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

1.	Eligibility

An “Eligible Holder” refers to executive officers, other employees, and non-employee directors that are employed or engaged (as applicable) on the commencement date of the exchange period, remain employed or engaged on the Grant Date, and hold Eligible Options. While non-employee directors are eligible to participate in the Option Exchange Program, their eligibility extends only to stock options received as a result of their service as a member of the Board. Any stock options non-employee directors hold as a result of their prior service to the Company (whether as an employee, executive officer or otherwise) are not Eligible Options and will therefore be excluded from the Option Exchange Program. As a result, certain current members of the Board are eligible to participate in the Option Exchange with respect to only a portion of the stock options with an exercise price of $15.00 per share or higher that they hold.

If you do not satisfy all of the requirements of an Eligible Holder, including remaining employed by or otherwise in continuous service with the Company or its subsidiaries, from the start of the Offer through the Grant Date, you will keep your current options and they be exercisable and expire in accordance with their existing terms. The Grant Date will be immediately following the closing of the exchange period (subject to any extension of the exchange period). Except as provided by applicable law and/or any employment agreement or other service agreement between you and the Company or its subsidiaries, your employment or other service with the Company or its subsidiaries will remain “at-will” and can be terminated by you or the Company or its subsidiaries at any time, with or without cause or notice. In order to vest in your New Options and receive the shares subject to the New Options, you generally must remain employed by, or in a service relationship with, the Company or its subsidiaries through the vesting period (See Section 9, “Source and amount of consideration; terms of New Options,” below).

2.	Number of New Options; expiration date

Subject to the terms and conditions of the Offer, we will accept for exchange Eligible Options that are held by an Eligible Holders of Verastem. In order to be eligible, options must be outstanding on the expiration date of the Option Exchange Program. For example, if a particular option grant expires during the exchange period, that option grant is not eligible for exchange.

Participation in the Option Exchange Program is completely voluntary. You may decide whether to exchange your Eligible Options. If you hold more than one Eligible Option grant, however, you must choose to either exchange all of your Eligible Option grants or none.

For example, if you hold (1) an Eligible Option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option grant to purchase 1,000 shares, and (3) an Eligible Option grant to purchase 3,000 shares, you may choose to exchange all three Eligible Option grants, representing options to purchase 4,300 shares or none at all..

All Eligible Holders who properly tender Eligible Options pursuant to the Option Exchange Program will receive New Options, but, similar to the exercise process of the Eligible Options, in order to exercise your new options and purchase any shares of common stock subject to your New Options, you will be required to pay the exercise price of your New Options. Additionally, to the extent that we have a tax withholding obligation with respect to exercise of the New Options, the tax withholding obligations will be satisfied in the manner specified in the 2021 Plan and the stock option agreement thereunder that will govern the terms of your new options.

Exchange Ratio

The options will be exchanged on a 1:1 basis, or one Eligible Option for one New Option. The exchange ratio is the same for all Eligible Holders.

All New Options will be subject to the terms of the 2021 Plan and the applicable stock option agreement between you and the Company. The form of stock option agreement under the 2021 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offering Memorandum has been filed and is available on the SEC website at www.sec.gov.

The expiration date for the Offer will be 11:59 p.m., Eastern Time, on March 8, 2024, unless we extend the Option Exchange Program. We may, in our discretion, extend the Offer, in which event the expiration date will refer to the latest time and date at which the extended Offer expires. See Section 15 of this Offering Memorandum for a description of our rights to extend, terminate and amend the Offer.

3.	Purposes of the Offer

The primary purpose of the Offer is to restore equity value, increase retention and motivation in a competitive labor market, provide non-cash compensation incentives and align our employee and stockholder interests for long-term value creation.

Underwater stock option awards are of limited benefit in motivating and retaining our key talent. Through the Option Exchange, we believe that we will be able to enhance long-term stockholder value by increasing our ability to retain experienced and talented employees, executives, and non-employee directors and by aligning the interests of these individuals more fully with the interests of our stockholders.

Verastem has historically used stock options to incentivize and retain employees. Option grants serve as a powerful retentive tool based on stock price appreciation. In the last several years we have experienced a significant decline in our stock price causing the vast majority of our outstanding options to have exercise prices that exceed the recent trading prices of our common stock. Since 2019, the closing price of our common stock has fallen from a high of $58.20 per share in June 2021 to a low of $3.54 per share in October 2022. As of December 31, 2023, approximately 51% of outstanding stock options held by Eligible Holders were underwater and 44% had an exercise price of $15.00 per share or higher. This significant decline in the price of our common stock has a meaningful impact on the total compensation actually earned by our employees and non-employee directors. This impact on total compensation negatively affects our ability to retain and motivate our employees, whom we rely on to achieve our business plans and strategic objectives. Similarly, this impact on compensation negatively impacts our ability to retain and appropriately compensate our non-employee directors.

Stock incentive awards are an essential part of our total compensation structure. The Board believes that the ability to grant equity compensation to all employees has been, and will continue to be, essential to the Company’s ability to attract and retain the highest quality and highest performing employees and directors. The Board also believes that equity compensation motivates our employees, including our executive officers, and our non-employee directors to contribute to the achievement of our corporate objectives and encourages the alignment of their interests with the interests of our stockholders. The significant decline in the price of our common stock has a meaningful negative impact on the total compensation earned by our key talent, which we believe to be a considerable challenge to our talent retention. The labor market in the pharmaceutical industry is highly competitive and there is a possibility that our competitors could offer equity incentives that are more attractive, which may impact our ability to retain talent. An effective and competitive equity incentive program is critical to retaining these employees and is thus critical to the success of our business.

Our key talent has been vital in our successful transformation of our business, and retaining these employees is important to our continued success. For this reason, our Board asked that our stockholders approve the Option Exchange Program described herein, and the stockholders approved the Option Exchange Program on January 17, 2024. Under this program, all Eligible Holders who hold Eligible Options will have the opportunity to surrender their Eligible Options and receive an equal number of New Options, which will be subject to vesting conditions.

Except as otherwise disclosed in this Offering Memorandum or in our SEC filings, as of the date hereof, we presently have no immediate plans, proposals, or active negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

●	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company;
●	Any purchase, sale or transfer of a material amount of our assets;
●	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;
●	Any change in our present board or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;
●	Any other material change in our corporate structure or business;
●	Our common stock being delisted from the Nasdaq or not being authorized for quotation in an automated quotation system operated by a national securities association;
●	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
●	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
●	The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities, other than in the ordinary course of business or pursuant to existing options or other rights; or
●	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFERING MEMORANDUM AND CONSULT YOUR INVESTMENT AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION ABOUT WHETHER TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.

4.	Procedures for electing to exchange options

To validly tender your Eligible Options, you must deliver a properly completed and signed election form, and any other documents required by the election form, by email (by PDF or similar imaged document file) to StockOptionExchange@verastem.com. For subsequent withdrawals and elections, please deliver the properly completed and signed election form (or Notice of Withdrawal of election form) so that we receive it before 11:59 p.m., Eastern Time, on March 8, 2024 (or such later date as may apply if the Offer is extended), by email (by PDF or similar imaged document file) delivered to: StockOptionExchange@verastem.com.

You are responsible for making sure that the election form (or Notice of Withdrawal, as applicable) is delivered as indicated above. We will accept delivery of the signed election form only by email (by PDF or similar imaged document file). You must allow for sufficient time to complete and deliver your election form to ensure that we receive your election form before the expiration date. We intend to confirm the receipt of your election form by email within two business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have timely received your election form.

You do not need to return your stock option agreement(s) for your Eligible Options to be cancelled and exchanged in the Offer because they will be automatically cancelled effective as of the expiration date if we accept your Eligible Options for exchange.

Except as described in the following sentence, the election form must be signed by the Eligible Holder who holds the Eligible Options to be tendered using the same name for such Eligible Holder as appears on the applicable stock option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the election form.

Your Eligible Options will not be considered tendered until we receive your properly completed and signed election form. We must receive your properly completed and signed election form before 11:59 p.m., Eastern Time, March 8, 2024 (or such later date as may apply if the Offer is extended). If you miss this deadline, you will not be permitted to participate in the Offer.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we expect to accept all properly tendered Eligible Options on the expiration date.

Determination of validity; rejection of eligible options; waiver of defects; no obligation to give notice of defects

To validly tender your Eligible Options pursuant to the Offer, you must remain an Eligible Holder and must not have given or have received a notice of termination of employment as of the expiration date.

The Offer is a one-time offer, and we will strictly enforce the offer period, subject to any extension of the expiration date that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Holder (with any such waiver to be applied consistently among all Eligible Holders).

Our acceptance constitutes an agreement

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 5, “Withdrawal rights and change of election” and our acceptance of your tendered Eligible Options in accordance with Section 6, “Acceptance of options for exchange and issuance of New Options.” Our acceptance for exchange of Eligible Options that you tender pursuant to the Offer will constitute a binding agreement between Verastem and you upon the terms and subject to the conditions of the Offer.

Subject to our rights to terminate and amend the Offer in accordance with Section 6, “Conditions of the Offer” and as described in Section 1 of this Offering Memorandum, on the expiration date, we expect to accept for exchange all properly tendered Eligible Options that were not validly withdrawn prior to the expiration date. Eligible Options accepted by Verastem for exchange will be cancelled on the cancellation date and New Options will be granted on the Grant Date, subject to the terms set forth in the stock option agreement applicable to the New Options on the Grant Date.

5.	Withdrawal rights and change of election

You may change an election you previously made with respect to your Eligible Options, including an election to withdraw your Eligible Options from the Offer, only in accordance with the provisions of this section. You may change an election you previously made with respect to your Eligible Options at any time before the expiration date, which is expected to be 11:59 p.m., Eastern Time, on March 8, 2024. If we extend the Offer, you may withdraw your Eligible Options at any time until the extended expiration date. In addition, although we intend to accept all validly tendered Eligible Options promptly after the expiration of the Offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 11:59 p.m., Eastern Time, on April 5, 2024 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter but prior to our acceptance.

To change an election you previously made with respect to your Eligible Options, including an election to withdraw your Eligible Options from the Offer, you must deliver a valid new election form indicating whether or not you wish to participate in the Option Exchange Program by completing the election process outlined below by the expiration date, currently expected to be 11:59 p.m., Eastern Time, on March 8, 2024.

To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal of election form, a form of which is filed as exhibit (a)(1)(D) to Schedule TO (a “Notice of Withdrawal”) with the required information prior to the expiration date. The Notice of Withdrawal must be delivered by email (by PDF or similar imaged document file) to StockOptionExchange@verastem.com.

If you miss the deadline to withdraw but remain an Eligible Holder, any previously tendered Eligible Options will be exchanged pursuant to the Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form or Notice of Withdrawal that we receive before the expiration date.

You are responsible for making sure that you properly submit a Notice of Withdrawal for any tendered Eligible Option that you wish to subsequently withdraw. You must allow sufficient time to complete, sign and deliver your Notice of Withdrawal to ensure that we receive it before the expiration date.

Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Holder who holds the Eligible Options to be tendered using the same name for such Eligible Holder as appears on the applicable option agreement and the previously submitted election form. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the election form.

We have filed a form of the Notice of Withdrawal as an exhibit to the Schedule TO. We will deliver a copy of the Notice of Withdrawal form to all Eligible Holders.

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer unless you properly re-tender those Eligible Options prior to the expiration date by submitting a new election form and following the procedures described in Section 4, “Procedures for electing to exchange options”.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

6.	Acceptance of options for exchange and issuance of New Options

Upon the terms and conditions of the Offer and promptly following the expiration date, we will accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of the Offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be March 11, 2024 (subject to any extension to the expiration date of the Offer).

For purposes of the Offer, we will be deemed to have accepted Eligible Options for exchange that are validly tendered and are not properly withdrawn as of the expiration of the Offer. Promptly following the expiration date, we will give oral or written notice to the Eligible Holders generally of our acceptance for exchange of the Eligible Options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the Offer, discussed in Section 15 of this Offering Memorandum, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered Eligible Options that are not validly withdrawn.

We will grant the New Options shortly after the expiration of the Offer on the Grant Date. All New Options will be granted under the 2021 Plan and will be subject to a stock option agreement between you and the Company. The number of New Options you will receive will be equal to the number of Eligible Options you exchanged, as described in Section 2 of this Offering Memorandum. Shortly after the expiration date, we will send you your stock option agreement. You will receive the shares subject to the New Options if and when your New Options vest, in accordance with the vesting described in Section 9 of this Offering Memorandum. Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price, the vesting schedule, and other terms.

7.	Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date the Offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner, to the Offer;
•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us (see Section 3 of this Offering Memorandum, “Purposes of the Offer,” for a description of the contemplated benefits of the Offer to us);
•	There will have occurred:

o	any general suspension of trading in our securities on any national securities exchange or in an over-the-counter market in the United States,
o	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,
o	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,
o	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of the offer,
o	the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the Offer, or
o	if any of the situations described above existed at the time of commencement of the Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Offer;

•	A tender or exchange offer, other than the Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

o	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,
o	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or
o	any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for exchange of Eligible Options;

•	There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer, other than as contemplated as of the commencement date of the Offer (as described in Section 12 of this Offering Memorandum);
•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;
•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offering Memorandum, “Purposes of the Offer,” for a description of the contemplated benefits of the Offer to us); or
•	Any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to the Company that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (See Section 3 of this Offering Memorandum, “Purposes of the Offer,” for a description of the contemplated benefits of the Offer to us).

If any of the above events occur, we may:

•	terminate the Offer and promptly return all tendered Eligible Options to tendering holders;
•	complete and/or extend the Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended Offer expires;
•	amend the terms of the Offer; or
•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Offer is open, complete the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Any such waiver will apply to all Eligible Holders in a uniform manner. We will promptly notify Eligible Holders of the occurrence of any of the above events prior to the expiration date and whether or not we will waive such condition. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction.

8.	Price range of shares underlying the options

Both the Eligible Options and the New Options give Eligible Holders the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. The Company common stock that underlies your options are listed on The Nasdaq Capital Market under the symbol “VSTM.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by Nasdaq.

	High	Low
Fiscal Year Ended December 31, 2024
First Quarter (through February 7, 2024)	$14.22	$7.88
Fiscal Year Ended December 31, 2023
Fourth Quarter	$9.00	$5.94
Third Quarter	$11.33	$7.37
Second Quarter	$15.18	$4.20
First Quarter	$8.64	$4.32
Fiscal Year Ending December 31, 2022
Fourth Quarter	$10.63	$3.47
Third Quarter	$17.52	$10.20
Second Quarter	$25.56	$12.00
First Quarter	$25.56	$12.48
Fiscal Year Ended December 31, 2021
Fourth Quarter	$39.60	$24.24
Third Quarter	$49.80	$29.76
Second Quarter	$59.22	$29.40
First Quarter	$36.48	$22.44

On February 7, 2024, the last reported sale price of our common stock, as reported by Nasdaq, was $13.45 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept the Offer.

9.	Source and amount of consideration; terms of New Options

We will issue New Options in exchange for Eligible Options properly elected to be exchanged by you and accepted by us for such exchange.

Subject to the terms and conditions of the Offer, upon our acceptance of your properly tendered Eligible Options, you will be entitled to receive New Options equal the number of Eligible Options you exchange as described in Section 2 of this Offering Memorandum. You do not have to make any cash payment to us to receive your New Options, but, similar to the exercise process of the Eligible Options, in order to exercise your new options and purchase any shares of common stock subject to your New Options, you will be required to pay the exercise price of your New Options. Additionally, to the extent that we have a tax withholding obligation with respect to exercise of the New Options, the tax withholding obligations will be satisfied in the manner specified in the 2021 Plan and the stock option agreement thereunder that will govern the terms of your New Options.

If we receive and accept tenders from Eligible Holders of all options eligible to be tendered (a total of 616,192 options to purchase shares of common stock as of February 8, 2024) subject to the terms and conditions of the Offer, we will grant New Options covering a total of 616,192 shares of our common stock, or approximately 2.4% of the 25,290,148 shares of our common stock outstanding as of February 7, 2024.

General terms of New Options.

New Options will be granted under the 2021 Plan and subject to a stock option agreement between you and the Company. Until your New Options vest and you exercise such New Options for the underlying shares of common stock, you will not have any of the rights or privileges of a stockholder of the Company with respect to these shares. Once you have been issued the shares of the Company common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any.

The terms and conditions of the New Options will vary from the terms and conditions of the Eligible Options that you tendered for exchange, but the terms and conditions that will change generally will not substantially and adversely affect your rights. However, the New Options have a different exercise price and vesting schedule.

The New Options will have an exercise price equal to the closing price of our common stock as reported on Nasdaq on the Grant Date. Each New Option will represent your right to purchase one share for every share covered by the Eligible Options that you agree to exchange. None of the New Options will have any early exercise feature.

None of the New Options issued under the Option Exchange Program will be vested on the Grant Date. New Options issued in exchange for currently exercisable options will vest in two equal annual installments over a two-year period from the Grant Date, generally subject to the participant’s continued employment or service with us through the applicable vesting date. New Options issued in exchange for unvested time-based options will vest as to 25% of the shares underlying the option beginning one-year following the Grant Date, with the remaining shares vesting in equal quarterly installments over the next three years, generally subject to the participant’s continued employment or service with us through the applicable vesting date. New Options issued in exchange for unvested performance-based options will vest on the later of achievement of the existing performance criteria (i.e., the performance criteria applicable to the stock options will not change) or the first anniversary of the Grant Date, generally subject to the participant’s continued employment or service with us through the applicable vesting date.

As with the Eligible Options, in the event of a change in control (as defined in the award agreement evidencing the New Options) of the Company, any New Options that are outstanding and unvested immediately prior to the change in control will become fully vested and exercisable immediately prior to such change in control.

The following description summarizes the material terms of the 2021 Plan. Our statements in this Offering Memorandum concerning the Stock Plans and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Stock Plans and the forms of stock option agreement under the 2021 Plan. The forms of stock option agreement under the 2021 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offering Memorandum has been filed. In addition, a copy of the 2021 Plan and the forms of stock option agreement are available on the SEC website at www.sec.gov. To receive a copy of the 2021 Plan and/or the forms of stock option agreement please contact:

Daniel Calkins
Email: dcalkins@verastem.com

Phone: (781) 469-1694

Equity Incentive Plans

As of December 31, 2023, we had four equity compensation plans: 2012 Plan, the 2021 Plan, the Inducement Program, and the Amended and Restated Employee Stock Purchase Plan (the “2018 ESPP”). Each of the 2012 Plan, the 2021 Plan and the 2018 ESPP was approved by our stockholders.

The 2012 Plan became effective immediately upon the closing of the Company’s initial public offering in February 2012. During 2021, the Company’s stockholders approved the 2021 Plan. Upon effectiveness of the 2021 Plan, the Company ceased making awards under the 2012 Plan. The 2021 Plan provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units (“RSUs”) and other stock-based awards. An amendment and restatement of the 2021 Plan was adopted by the Board on May 31, 2023.

The 2021 Plan

Subject to adjustment, as described below, the number of shares of common stock reserved for issuance under the 2021 Plan is (i) 1,991,666 plus (ii) the number of shares of our common stock underlying awards under the 2012 Plan and the Company’s 2010 Equity Incentive Plan (the “2010 Plan”) that expire, terminate or are surrendered without delivery of shares, are forfeited to or repurchased by the Company, or otherwise become available again for grant under the terms of the 2012 Plan or the 2010 Plan, as applicable (in the case of clause (ii), up to 1,190,939 shares of our common stock in the aggregate). Up to 1,991,666 shares may be delivered in satisfaction of ISOs.

Our employees, directors, consultants and advisors are eligible to receive awards under the 2021 Plan. However, eligibility for ISOs is limited to our employees and employees of certain affiliates, and eligibility for other stock options and for SARs is limited to individuals providing direct services to the Company or certain subsidiaries of the Company on the date of grant.

No award may be granted under the 2021 Plan on or after March 24, 2031 (being 10 years after the original date of adoption of the 2021 Plan by the Board).

As of December 31, 2023, options to purchase 1,346,749 shares of common stock were outstanding under the 2021 Plan at a weighted average exercise price of $12.27 per share, and no options to purchase shares of our common stock had been exercised. As of December 31, 2023, RSUs with respect to 170,388 shares of common stock were outstanding under the 2021 Plan. As of December 31, 2023, 693,645 shares of common stock were available for future issuance under the 2021 Plan.

Authorized Shares

The number of shares of our common stock delivered in satisfaction of awards under the 2021 Plan is determined (i) by including shares withheld by us in payment of the exercise price or purchase price of the award or in satisfaction of tax withholding requirements with respect to the award, (ii) by including the full number of shares covered by a SAR any portion of which is settled in shares of our common stock (and not only the number of shares delivered in settlement of the award), and (iii) by excluding any shares underlying awards settled in cash or that expire, become unexercisable, terminate or are forfeited to or repurchased by the Company without the delivery of shares of our common stock (or retention, in the case of restricted stock or unrestricted stock). The number of shares available for delivery under the 2021 Plan will not be increased by any shares that have been delivered under the 2021 Plan and are subsequently repurchased using proceeds directly attributable to stock option exercises.

Shares that may be delivered under the 2021 Plan may be authorized but unissued shares, treasury shares or previously issued shares acquired by the Company.

Administration

Pursuant to the terms of the 2021 Plan, the Compensation Committee of the Board (the “Compensation Committee”) administers the 2021 Plan. The Administrator (as defined below) has discretionary authority, subject only to the express provisions of the Plan, to administer and interpret the Plan and any awards; to determine eligibility for and grant awards; to determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any award, to determine, modify, accelerate or waive the terms and conditions of any award; to determine the form of settlement of award (whether in cash, shares of Stock, other awards or other property); to prescribe forms, rules and procedures relating to the 2021 Plan and awards; and to otherwise do all things necessary or desirable to carry out the purposes of the 2021 Plan or any award. Determinations of the Administrator made with respect to the 2021 Plan or any award are conclusive and bind all persons. The Compensation Committee may delegate certain of its powers under the 2021 Plan to one or more of its members or members of the Board, officers of the Company or other employees or other persons. As used in this summary, “Administrator” refers to the Compensation Committee or its authorized delegates, as applicable.

Exercise Price

The Administrator may grant stock options, including incentive stock options. The exercise price of each stock option granted under the 2021 Plan may not be less than 100% of the closing price of a share on the date of grant (or the immediately preceding date on which a closing price was reported if there is no closing price on the date of grant) (in the case of an ISO granted to a 10-percent stockholder within the meaning of Section 422(b)(6) of the Code, 110%). Announcements or developments shortly following a grant date may cause the closing or other price of a share to rise. Other than in connection with certain corporate transactions (such as a stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or other exchange of shares), stock options granted under the 2021 Plan may not be repriced, amended to provide for a lower exercise price or base value, or canceled in exchange for new stock options having a lower exercise price or base value, nor may any consideration be paid upon the cancellation of any stock options that have a per share exercise or base price greater than the value of a share on the date of such cancellation, in each case, without stockholder approval. Each stock option will have a maximum term of not more than ten years from the date of grant.

Vesting; Terms of Awards

The Administrator determines the terms of all awards granted under the 2021 Plan, including the time or times an award vests or becomes exercisable, the terms on which an award remains exercisable, and the effect of termination of a participant’s employment or service on an award. The Administrator may at any time accelerate the vesting or exercisability of an award.

Transferability of Awards

Except as the Administrator may otherwise determine, awards may not be transferred other than by will or the laws of descent and distribution or, with respect to awards other than ISOs or awards subject to Section 409A of the Code, pursuant to a qualified domestic relations order.

Effect of Certain Transactions

In the event of certain covered transactions (including the consummation of a consolidation, merger or similar transaction, the sale of all or substantially all of our assets or shares of our common stock, or our dissolution or liquidation), the Administrator may, with respect to outstanding awards, provide for (in each case, on such terms and subject to such conditions as it deems appropriate):

•	the assumption, substitution or continuation of some or all awards (or any portion thereof) by the acquiror or surviving entity;
•	the acceleration of exercisability or delivery of shares in respect of any award, in full or in part; and/or
•	the cash payment in respect of some or all awards (or any portion thereof) equal to the difference between the value of the shares subject to the award and its exercise or base price, if any.

Except as the Administrator may otherwise determine, each award will automatically terminate or be forfeited immediately upon the consummation of the covered transaction, other than awards that are substituted for, assumed, or that continue following the covered transaction.

Director Limits

The aggregate value of all compensation granted or paid to any non-employee director for his or her service on our Board of Directors with respect to any calendar year, including awards granted under the 2021 Plan and cash fees or other compensation paid by the Company to such non-employee outside of the 2021 Plan may not exceed $750,000 in the aggregate ($1,000,000 in the aggregate with respect to a non-employee director’s first calendar year of service on our Board of Directors). For the avoidance of doubt, the limitation in this Section 4(d) will not apply to any compensation granted or paid to a Director for his or her services to the Company or a subsidiary other than as a Director, including, without limitation, as a consultant or advisor to the Company or a subsidiary.

Events Occurring After the Grant Date; Adjustment Provisions

In the event of certain corporate transactions, including a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the 2021 Plan, the number and kind of securities subject to, and, if applicable, the exercise or purchase prices (or base values) of outstanding awards, and any other provisions affected by such event.

Clawback

The Administrator may cancel, rescind or otherwise limit or restrict awards if a participant is not in compliance with the provisions of the 2021 Plan or the applicable award agreement or if the participant breaches any restrictive covenant agreement with the Company or otherwise competes with the Company, and may recover any awards or payments or shares received in respect of awards or gain in respect of any award in accordance with any applicable Company clawback or recoupment policy or as otherwise required by applicable law or stock exchange listing standards.

Amendments and Termination

The Administrator may at any time amend the 2021 Plan or any outstanding award and may at any time terminate the 2021 Plan as to future awards. However, except as expressly provided in the 2021 Plan, the Administrator may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent (unless the Administrator expressly reserved the right to do so in the 2021 Plan or at the time the award was granted). Any amendments to the 2021 Plan will be conditioned on shareholder approval to the extent required by applicable law or stock exchange requirements.

Registration and sale of shares underlying New Options

All of the Company’s shares of common stock issuable upon the vesting of the New Options to be granted under the 2021 Plan have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of the Company for purposes of the Securities Act, you will be able to sell the shares issuable upon receipt of your New Options free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences

You should refer to Section 14 of this Offering Memorandum for a discussion of the federal income tax consequences of the New Options and Tendered Options, as well as the consequences of accepting or rejecting the Offer. If you are a taxpayer of the U.S., but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

10.	Information concerning the Company

We were incorporated under the laws of the State of Delaware in August 2010. Our principal executive offices are located at 117 Kendrick Street, Suite 500, Needham, Massachusetts 02494 and our telephone number is (781) 292-4200.

We are a late-stage development biopharmaceutical company, with an ongoing registration directed trial, committed to advancing new medicines for patients battling cancer. Our pipeline is focused on novel anticancer agents that inhibit critical signaling pathways in cancer that promote cancer cell survival and tumor growth, particularly RAF/ MEK inhibition and FAK inhibition.

Our most advanced product candidates, avutometinib and defactinib, are being investigated in both preclinical and clinical studies for the treatment of various solid tumors, including, but not limited to low-grade serous ovarian cancer, non-small cell lung cancer, colorectal cancer, pancreatic cancer, and melanoma. We believe that avutometinib may be beneficial as a therapeutic as a single agent or when used together in combination with defactinib, other pathway inhibitors, or other current and emerging standard of care treatments in cancers that do not adequately respond to currently available therapies.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options

As of February 8, 2024, our current executive officers and directors (listed below) as a group held 235,036 Eligible Options, which represented approximately 38.1% of the total 616,192 of Eligible Options held by Eligible Holders as of that date. As noted above, the eligibility to participate in the Option Exchange Program of any non-employee directors extends only to stock options received as a result of their service as a member of the Board, and any stock options non-employee directors hold as a result of their prior service as a former employee or executive officer or otherwise are not Eligible Options and will therefore be excluded from the Option Exchange.

The following table below sets forth the beneficial ownership of each of our current executive officers and directors of Eligible Options as of February 8, 2024. The percentage in the table below are based on the total number of Eligible Options.

Name	Position	Number of Options Beneficially Owned	Percentage of Total Outstanding Options	Number of Eligible Options Beneficially Owned	Percentage of Total Outstanding Eligible Options
Daniel Paterson(2)	President and Chief Executive Officer	426,802	19.3%	167,980	27.3%
Daniel Calkins	Chief Financial Officer	49,713	2.2%	6,588	1.1%
Paul Bunn, M.D.	Director	16,529	0.7%	6,113	1.0%
Robert Gagnon(3)	Director and Former Chief Business and Financial Officer	139,304	6.3%	-	0.0%
John Johnson	Director	18,965	0.9%	8,549	1.4%
Anil Kapur	Director	18,806	0.8%	-	0.0%
Michael Kauffman, M.D., Ph.D.	Director	26,494	1.2%	16,078	2.6%
Michelle Robertson	Director	15,707	0.7%	5,291	0.9%
Eric Rowinsky, M.D.	Director	22,988	1.0%	12,572	2.0%
Brian Stuglik(4)	Director and Former President and Chief Executive Officer	367,252	16.6%	11,865	1.9%
Karin Tollefson, Pharm.D	Director	15,624	0.7%	-	0.0%

(1)	Note: Percentages may not sum due to rounding.
(2)	Eligible Options exclude certain options to purchase shares of common stock with performance-vesting conditions held by Mr. Paterson that vest based on the achievement of pre-determined stock price hurdles, which are not Eligible Options for the purposes of the Option Exchange. Mr. Paterson holds 6,250 such market-based stock options, which were issued on January 3, 2019.
(3)	Mr. Gagnon was formerly the Company’s Chief Business and Financial Officer until October 2022. Mr. Gagnon is currently a member of the Board. Eligible Options exclude 121,269 stock options with an exercise price equal to or greater than $15.00 per share held by Mr. Gagnon as a result of his prior service as an executive of the Company, as such stock options are not Eligible Options and, as such, are not eligible to be exchanged pursuant to the Option Exchange.
(4)	Mr. Stuglik was formerly the Company’s Chief Executive Officer until July 2023. Mr. Stuglik remains a member of the Board. Eligible Options exclude stock options held by Mr. Stuglik as a result of his prior service as an executive of the Company, including 170,691 stock options with an exercise price equal to or greater than $15.00 per share, as such stock options are not Eligible Options and, as such, are not eligible to be exchanged pursuant to the Option Exchange.

Except as described below, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving our common stock or options to purchase our common stock during the past 60 days before and including February 8, 2024:

Name of Executive Officer/Director Effected	Date of Transaction	Amount of Securities Involved	Price Per Share		Where and How the Transaction was Effected
Robert Gagnon	2/6/2024	9,204	$13.70	(1)	(3)
Robert Gagnon	1/12/2024	9,204	$10.95	(2)	(3)
Daniel Calkins	1/5/2024	6	$8.50		(3)
Daniel Calkins	12/31/2023	277	$6.59		(5)
Daniel Calkins	12/26/2023	25	$8.08		(4)
Daniel Calkins	12/20/2023	57	$7.93		(4)
Robert Gagnon	12/19/2023	130	$7.73		(4)
Robert Gagnon	12/18/2023	284	$7.64		(4)
Daniel Paterson	12/19/2023	183	$7.73		(4)
Daniel Paterson	12/18/2023	244	$7.64		(4)
Brian Stuglik	12/19/2023	274	$7.73		(4)

(1)	The price reported is a weighted average price. These shares were sold in multiple transactions ranging from $ $13.50 through $13.97.

(2)	The price reported is a weighted average price. These shares were sold in multiple transactions ranging from $10.75 through $11.05.
(3)	The sales reported were effected pursuant to a Rule 10b5-1 trading plan
(4)	The sale reported represents shares sold to satisfy statutory withholding requirements in connection with the vesting of restricted stock units.
(5)	Represents 277 shares of common stock purchased pursuant to our 2018 ESPP.

12.	Status of options acquired by us in the Offer; accounting consequences of the Offer

Shares underlying Eligible Options that are cancelled through the Option Exchange Program and that were granted under the 2021 Plan, will be returned to the pool of shares available for grant under the 2021 Plan and will be used to grant the New Options under the Offer. In addition, pursuant to the terms of the 2021 Plan, shares underlying Eligible Options that are cancelled through the Option Exchange Program and that were granted under the 2012 Plan will be returned to the pool of shares available for grant under the 2021 Plan and will be used to grant the New Options under the Offer. Shares underlying Eligible Options that are cancelled through the Option Exchange Program and that were granted under the Inducement Program will return to the pool of shares available for grant under the Inducement Program and shares underlying New Options granted under the Offer in exchange for such Eligible Options will reduce the pool of shares available for grant under the 2021 Plan. To the extent any New Options become unexercisable, terminate or are forfeited to or repurchased by the Company without the delivery of shares of our common stock, the shares underlying such New Options will again be available for grant under the 2021 Plan in accordance with its terms.

Stock options are accounted for in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“Topic 718”). Under Topic 718, the Offering Memorandum with respect to all Eligible Options is considered a modification of those options exchanged and as a result we may be required to recognize incremental compensation expense, if any, resulting from the New Options granted in the Option Exchange Program. The incremental compensation expense will be measured as the excess, if any, of the fair value of each New Option granted measured as of the date the New Options are granted, over the fair value of the Eligible Options exchanged for the New Options, measured immediately prior to the exchange. This incremental compensation expense will be recognized ratably over the remaining requisite service period of the New Options subject to continued employment or service with us. Any unrecognized compensation cost associated with stock options surrendered will be recognized in future periods subject to continued employment or service with us.

13.	Legal matters; regulatory approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of New Options as contemplated by the Option Exchange Program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the Option Exchange Program to accept Tendered Options for exchange and to issue New Options for Tendered Options is subject to the conditions described in Section 7 of this Offering Memorandum.

If we are prohibited by applicable laws or regulations from issuing New Options on the Grant Date, we will not grant any New Options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the Grant Date we will not grant any New Options and you will not receive any other benefit for the options you tendered and your Eligible Options will not be accepted for exchange.

14.	Material income tax consequences

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for New Options pursuant to the Offer for those Eligible Holders subject to U.S. federal income tax. This discussion is based on the Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the U.S., but also are subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

We recommend that you consult your tax advisor with respect to the federal, state and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

Tax Effects of Rejecting the Offer

In general, your rejection of the Exchange Offer will not be a taxable event for U.S. federal income tax purposes. However, if (1) any of your Eligible Options are currently treated as ISOs, (2) the Exchange Offer remains outstanding for more than 29 calendar days (that is, if we extend the Exchange Offer beyond the original expiration date of March 8, 2024), and (3) you do not reject this Offer within the first 29 calendar days in which it is outstanding (that is, by the original expiration date of March 8, 2024)), your Eligible Options may cease to be treated as ISOs as of the expiration date on March 8, 2024. If the fair market value of our common stock as of the expiration date is less than the exercise price currently in effect for your Eligible Options, the Board can take action to “retest” your Eligible Options to determine if they can again be treated as ISOs. However, even if they can again be treated as ISOs, your 2-Year Holding Period (as defined below) under your Eligible Options (as further described below in the section called “Taxation of Incentive Stock Options”) will start over on the original expiration date.

Therefore, if you do not plan to tender your Eligible Options in the Exchange Offer Program and you wish to avoid the possible impact on the ISO status of your Eligible Options that would result if we extend the expiration date beyond the original expiration date of March 8, 2024, you must reject this Offer by completing and submitting the election form before 11:59 p.m., Eastern Time, on March 8, 2024.

Tax Effects of Accepting the Offer

Neither your election to participate in the Exchange Offer Program nor the exchange of your Eligible Options should be a taxable event for United States federal income tax purposes. You will not recognize any income, gain or loss as a result of the exchange and cancellation of your Eligible Options for New Options for United States federal income tax purposes. We believe that the exchange will be treated as a non-taxable exchange because the new stock options will have an exercise price equal to or greater than the fair market value of our common stock on the Grant Date.

Taxation of Incentive Stock Options

Generally, an option holder will not recognize any income, gain or loss on the granting of an ISO. Upon the exercise of an ISO, an option holder is typically not subject to United States federal income tax except for the possible imposition of alternative minimum tax. Rather, the option holder is taxed for United States federal income tax purposes at the time he or she disposes of the stock subject to the option.

If the date upon which the option holder disposes of the stock subject to an ISO is more than two years from the date on which the ISO was granted (the “2-Year Holding Period”) and more than one year from the date on which the option holder exercised the option (the “1-Year Holding Period”), then the option holder’s entire gain or loss is characterized as long-term capital gain or loss, rather than as ordinary income. However, if the option holder fails to satisfy both the 2-Year Holding Period and the 1-Year Holding Period, then a portion of the option holder’s profit from the sale of the stock subject to the ISO will be characterized as ordinary income and a portion may be short-term capital gain if the 1-Year Holding Period has not been satisfied. The portion of the profit that is characterized as ordinary income will be equal to the lesser of (a) the excess of the fair market value of the stock on the date of exercise over the exercise price of the option and (b) the excess of the sales price over the exercise price of the option. This deferral of the recognition of tax until the time of sale of the stock, as well as the possible treatment of the “spread” as long-term capital gain, are the principal advantages of your options being treated as ISOs.

If you tender your Eligible Options for exchange in the Exchange Offer Program, all New Options that you are granted will be ISOs to the extent (i) permissible and available for grant under the 2021 Plan and (ii) allowable under Section 422 of the Code, and any remaining portion will be NSOs.

Taxation of Nonstatutory Stock Options (“NSOs”)

Generally, an option holder will not recognize any income, gain or loss on the granting of an NSO. Upon the exercise of an NSO, an option holder will recognize ordinary income on each purchased share equal to the difference between the fair market value of the stock on the date of exercise and the exercise price of the NSO.

If and when an option holder sells the stock purchased upon the exercise of an NSO, any additional increase or decrease in the fair market value on the date of sale, as compared to the fair market value on the date of exercise, will be treated as a capital gain or loss. If the option holder has held those shares for more than one year from the date of exercise, such gain or loss will be a long-term capital gain or loss. If the option holder has held those shares for not more than one year from the date of exercise, such gain or loss will be a short-term capital gain or loss.

Withholding

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a stock option by an Eligible Holder. We will require any such Eligible Holder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

Neither the Company nor Eligible Holders who exchange outstanding options for New Options under the Option Exchange Program should recognize any income for U.S. federal income tax purposes upon the grant of the New Options. We believe that the exchange will be treated as a non-taxable exchange because the new stock options will have an exercise price equal to or greater than the fair market value of our common stock on the Grant Date.

We recommend that you consult your tax advisor with respect to the federal, state, and local tax consequences of participating in the Option Exchange Program.

In addition, if you are a resident of or taxpayer in more than one country, you should be aware that there might be income tax, social insurance and other tax or legal consequences for more than one country that may apply to you. Also, if you were granted Eligible Options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the New Options are granted to you pursuant to the Option Exchange Program, you may be subject to tax not only in the new country, but also in the original country (e.g., if the original country views the New Options as a replacement grant).

15.	Extension of Offer; termination; amendment

We reserve the right, in our sole discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offering Memorandum has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which the Offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of Eligible Options until such extended expiration date. In the case of an extension, we will issue a press release or other public announcement no later than 11:59 p.m., Eastern Time, on the business day following the scheduled expiration date..

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offering Memorandum occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our sole discretion, and regardless of whether any event listed in Section 7 of this Offering Memorandum has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer. As a reminder, if a particular option expires after the start of, but before cancellation under the Offer, that particular option is not eligible for exchange. Therefore, if we extend the Offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the Offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended Offer, that option would not be eligible for exchange.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in the Offer or the consideration being offered by us for the Eligible Options in the Offer, we will publicly notify or otherwise inform Eligible Holders in writing and the Offer will remain open for at least 10 business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the Offer’s period so that at least two business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through the Option Exchange Program.

17.	Additional information

This Offering Memorandum is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offering Memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 14, 2023;
•	Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 9, 2023, August 8, 2023 and November 8, 2023, respectively;
•	Our definitive proxy statement on Schedule 14A for the Special Meeting of Stockholders held on January 17, 2024, filed with the SEC on December 19, 2023;
•	The description of our shares of common stock contained in our registration statement on Form 8-A filed with the SEC on January 23, 2012, as updated by the description of our common stock filed as Exhibit 4.5 to our annual report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 14, 2023; and
•	The information contained in our current reports on Form 8-K filed with the SEC, except to the extent that information therein is furnished and not filed with the SEC.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings are available to the public on the SEC’s Internet site at www.sec.gov. We also make available on or through our corporate website at https://investor.verastem.com/financial-information/sec-filings, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC.

We will also promptly provide without charge to each person to whom we deliver a copy of the Offering Memorandum, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless specifically incorporated by reference into such documents). Requests should be directed to StockOptionExchange@verastem.com.

The information contained in this Offering Memorandum about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in the Option Exchange Program.

18.	Financial information

This Offering Memorandum should be read in conjunction with: (i) the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto, beginning on page 69 and F-1, respectively, included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 14, 2023; and (ii) in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 (beginning on page 26 and 4, respectively), June 30, 2023 (beginning on page 28 and 4, respectively) and September 30, 2023 (beginning on page 30 and 5, respectively), filed with the SEC on May 9, 2023, August 8, 2023 and November 8, 2023, respectively, each of which are incorporated herein by reference.

These filings are available to the public on the SEC’s Internet site at www.sec.gov. We also make available on or through our corporate website at https://investor.verastem.com/financial-information/sec-filings, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC.

On February 7, 2024, the closing price of our common stock was $13.45 per share. Our book value per share as of September 30, 2023 was $3.29, which is the date as of the most recent balance sheet incorporated herein by reference.

19.	Miscellaneous

We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offering Memorandum and in the related Offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Verastem, Inc.

February 8, 2024

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

VERASTEM, INC.

The directors and executive officers of Verastem, Inc. and their positions and offices as of February 7, 2024, are set forth in the following table:

NAME	POSITIONS AND OFFICES HELD
Daniel Paterson	President and Chief Executive Officer
Daniel Calkins	Chief Financial Officer
Paul Bunn, M.D.	Director
Robert Gagnon	Director
John Johnson	Director
Anil Kapur	Director
Michael Kauffman, M.D., Ph.D.	Director
Michelle Robertson	Director
Eric Rowinsky, M.D.	Director
Brian M. Stuglik	Director
Karin Tollefson, Pharm.D.	Director

The address of each director and executive officer is: c/o Verastem, Inc. 117 Kendrick Street, Suite 500, Needham, MA 02494

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF VERASTEM, INC.

Set forth below are: (a) summary consolidated statements of operations data and summary consolidated balance sheet data presented as of and for the years ended December 31, 2022 and 2021, which has been derived from, and should be read in conjunction with, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited financial statements and the notes thereto included in our annual report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 14, 2023; and (b) summary consolidated statements of operations data and summary consolidated balance sheet data as of September 30, 2023, which should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed with the SEC on November 8, 2023, each of which is incorporated herein by reference as set forth above.

We had a book value per share of $3.29 on September 30, 2023.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION
(in thousands, except share and per share amounts)

	Year ended December 31,		(Unaudited) Nine months ended September 30,
	2022	2021	2023	2022
Total revenue	2,596	2,053	—	2,596
Operating expenses:
Research and development	50,558	39,347	38,854	39,818
Selling, general and administrative	24,975	24,115	22,091	18,869
Total operating expenses	75,533	63,462	60,945	58,687
Loss from operations	(72,937)	(61,409)	(60,945)	(56,091)
Other income (expense)	47	—	(60)	54
Interest income	1,215	181	4,345	446
Interest expense	(2,137)	(9,972)	(3,019)	(1,413)
Change in fair value of preferred stock tranche liability	—	—	(320)	—
Net loss	$(73,812)	$(71,200)	$(59,999)	$(57,004)
Net loss per share—basic and diluted(1)	$(4.57)	(4.90)	$(2.93)	$(3.60)

Weighted average common shares outstanding used in computing net loss per share—basic and diluted(1)	16,138	14,534	20,452	15,834

Net loss	$(73,812)	$(71,200)	$(59,999)	$(57,004)
Unrealized gain (loss) on available-for-sale securities	(34)	(19)	49	(73)
Comprehensive loss	$(73,846)	$(71,219)	$(59,950)	$(57,077)

(1) Amounts have been retroactively restated to reflect the 1-for-12 reverse stock split effected on May 31, 2023, as applicable. Such restated amounts have not been audited.

CONDENSED CONSOLIDATED BALANCE SHEETS INFORMATION
(in thousands)

	September 30, 2023 (Unaudited)	December 31, 2022	December 31, 2021
Total current assets	$174,485	$92,870	$105,740
Total assets	$176,153	$95,050	$108,662
Total current liabilities	$23,812	$21,663	$18,590
Total liabilities	$71,814	$47,659	$21,103
Convertible preferred stock	$21,159	$—	$—
Total stockholders’ equity	$83,180	$47,391	$87,559
Total liabilities, convertible preferred stock and stockholders’ equity	$176,153	$95,050	$108,662